UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 19, 2008

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02. Results of Operations and Financial Condition.

Robert F. Baronner, Jr., President and CEO of Potomac Bancshares, Inc., announced the following unaudited results for the three months and twelve months ended December 31, 2007.

Net income and diluted earnings per share for Potomac Bancshares, Inc., for both the quarter and twelve months ended December 31, 2007, declined compared with the results for the same periods ended December 31, 2006. Results were as follows:

	Unaudited (dollars in thousands, except per share data)
	3 Months Ended Dec. 31		Years Ended Dec. 31
	2007	2006	2007	2006

Earnings Performance
Interest Income	4,821	4,995	$19,691	$19,099
Interest Expense	1,968	1,977	8,161	6,932
Net Interest Income	2,853	3,018	11,530	12,167
Provision for Loan Losses	578	152	678	331
Non-interest Income	1,142	913	4,364	3,766
Non-interest Expense	2,549	2,227	9,688	9,261
Income Before Income Tax Expense	868	1,552	5,528	6,341
Income Tax Expense	324	610	1,998	2,306
Net Income	544	942	3,530	4,035

Balance Sheet Highlights
Total Assets			$298,324	$292,749
Loans, Net, including Loans Held for Sale			229,961	228,051
Stockholders' Equity			28,821	26,717

Shareholders' Value (per share)
Earnings Per Share, Basic	$.16	$.28	$1.03	$1.17
Earnings Per Share, Diluted	.16	.27	1.02	1.16
Cash Dividends Declared			.42	.38
Book Value At Period End			8.46	7.78

Commenting on the results for the three months and twelve months ended December 31, 2007, Mr. Baronner said, "The three significant factors that negatively impacted results for 2007 as compared with 2006 were a modest reduction in Net Interest Income, an increase in the Provision for Loan Losses and a charge for fraud, which charge is nonrecurring. If the economy stabilizes during 2008, we do not anticipate these issues will have a significant impact on earnings going forward. Accordingly, we are cautiously optimistic in regard to 2008."

The Board of Directors has approved a dividend of $0.11 per share to be paid on March 1, 2008 to shareholders of record on February 15, 2008. This increased dividend represents the twentieth consecutive increase in the dividend since the company began paying them on a quarterly basis in 2003. Commenting on the dividend, Mr. Baronner stated, "The increased dividend to be paid on March 1, 2008 reflects the confidence that the Board of Directors has in regard to the ongoing earnings capability of Potomac Bancshares, Inc. even during a difficult economic period."

During January 2008, Potomac Bancshares, Inc. made a common equity investment of approximately $835,000 for an ownership interest of approximately 4.6% in a new bank, BlueRidge Bank (In Organization) in Frederick, Maryland. Commenting on the investment, Mr. Baronner said, "We have been considering various opportunities for growth. The Frederick, Maryland market is growing rapidly and we considered expanding our operations in that market. We met Brian Gaeng, President and Chief Executive Officer of BlueRidge Bank (In Organization), and are impressed with his proven experience and success in the market. He has put together a substantive group of investors and directors. We are pleased to join that group and expect that we can positively impact both the growth of BlueRidge Bank (In Organization) and our investment through joint loan participations."

Under an existing share repurchase program approved by the Board of Directors, Potomac Bancshares, Inc. continues to repurchase common stock, as appropriate. Commenting on the program, Mr. Baronner said, "Now that we have funded our investment in BlueRidge Bank (In Organization), we believe that the repurchase of Potomac Bancshares, Inc. common stock reflects the value that is inherent in our company versus currently available external investment opportunities."

Mr. Baronner stated, "2007 has been a challenging year. Our results of operations declined modestly; however, the continuing strength of the company permitted an increase in the common dividend, an investment in BlueRidge Bank (In Organization), and continuing common stock repurchases. We are optimistic about 2008 and the future; however, future results will be impacted by the economy and, more specifically, the residential housing market."

In closing, Mr. Baronner also announced the recent passing of Director Dr. E. William Johnson on Tuesday February 12, 2008. Baronner stated, "Bill Johnson was a highly dedicated director who had keen intellect, superior objectivity, and unquestionable integrity. Bill will be sadly missed by all who had the privilege to work with and know him." At this time, the Board elected not to fill the vacancy caused by his death and accordingly, the number of directors was reduced by one.

Potomac Bancshares Inc. is a public company trading under the ticker symbol PTBS.OB. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/ Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

February 19, 2008